                                                                   EXHIBIT 99.1



                     [PEROT SYSTEMS CORPORATION LETTERHEAD]





                             PEROT SYSTEMS ACQUIRES
                          CLAIM SERVICES RESOURCE GROUP


            ACQUISITION STRENGTHENS PEROT SYSTEMS' BPO CAPABILITIES
                          FOR THE HEALTHCARE INDUSTRY

Dallas, Texas-- January 2, 2002 -- Perot Systems Corporation (NYSE: PER) announced today the acquisition of Claim Services Resource Group, Inc. (CSRG) through a 100% purchase of CSRG's common stock.

CSRG is one of the largest and most respected providers of claims processing and related services to the health insurance and managed care industry. Its management and senior staff average 24 years' experience in claims processing and other payor administrative services. CSRG's revenues for the first 10 months of 2001 were approximately $50 million.

Dallas-based CSRG has approximately 750 employees throughout its on-site staffing model and its Dallas, Milwaukee, and Concord, CA service centers.

CSRG is Perot Systems' second healthcare Business Process Outsourcing (BPO) services-focused acquisition in the past six months. In July 2001, Perot Systems acquired Advanced Receivables Strategy, Inc. (ARS). ARS helps its hospital clients improve cash flow through a range of revenue cycle management solutions.

Perot Systems plans to combine CSRG's capabilities with ARS' services and its DIAMOND(R) solutions to better position the company to offer its healthcare payor and provider clients an end-to-end billing and payment processing capability.

"Together, the key competitive advantage of the Perot Systems and CSRG combination lies in an ability to deliver integrated IT and business process solutions that are targeted at critical healthcare industry needs," said Ross Perot, Jr., president and CEO of Perot Systems. "CSRG, together with our ARS, and DIAMOND acquisitions, positions Perot Systems to play an even greater role in providing end-to-end technology and process solutions for healthcare payor and provider clients wrestling with billing and payment processing issues."

"The demand for payor administrative services is rapidly growing, with U.S. physicians spending approximately $12.7 billion annually to process claims," said Chuck Lyles, vice president of Perot Systems and Healthcare Industry Group leader. "Perot Systems has been providing health claims

Perot Systems Acquires CSRG                                             page 2


administrative services for years and we have been looking for an effective way to expand our capabilities. CSRG is one of the largest and most successful services companies in this market and is poised to help our healthcare clients deal with the overwhelming growth in administrative costs and improve services to their customers."

"We believe there are numerous factors driving the tremendous growth in payor administrative services," said Phyllis Farragut, president of CSRG. "The main factors include the increasing number of Medicare recipients, the emerging legislation that is requiring payors to offer enhanced services, the market shift from the more restricted HMOs (Health Maintenance Organizations) to the open-access PPOs (Preferred Provider Organizations), and the proliferation of class action lawsuits involving medical-related claims."

Dianne Patterson, chair, CEO and founder of CSRG, said, "In January 2001, CSRG developed a new strategy to target multi-year, national agreements from large insurance companies. Combining our strengths with Perot Systems' superior Healthcare IT services and DIAMOND(R) software will allow us to develop new, technology-based process solutions that will have an unprecedented impact on health insurance administration processes."

By April 2001, CSRG was able to secure five multi-year national contracts, which are expected to produce $16 million over the next two years.

Perot Systems expects this acquisition to be accretive for 2002.

Dresdner Kleinwort Wasserstein, Inc. acted as financial advisor to CSRG.

ABOUT CLAIM SERVICES RESOURCE GROUP, INC.

CSRG is a leading provider of claims processing and related services to the health insurance and managed care industry. Founded in 1980, the company is one of the largest and most experienced independent insurance claims processing companies in the United States.

Headquartered in Dallas, Texas, CSRG provides a full range of claims processing services individually or as part of a comprehensive BPO solution on a national basis. These services, delivered through a combination of off-site Managed Services and on-site Staffing Services, include claims processing, customer service, enrolment, auditing, data entry, billing services, consulting, and project management.

ABOUT PEROT SYSTEMS

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations, and create new levels of customer value. Headquartered in

Perot Systems Acquires CSRG                                             page 3



Dallas, Texas, Perot Systems has more than 400 clients and reported 2000 revenue of $1.1 billion. The company has more than 8,000 Associates located in the United States, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com

Statements contained within this press release may contain forward-looking statements, which involve risks and uncertainties that may cause actual results to vary from those contained in the forward-looking statements. In some cases, you can identify such forward-looking statements by terminology such as "may," "will," "could," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue." In evaluating all forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as: the loss of major clients; changes in its UBS relationship and variability of revenue and expense associated with its largest customer; growing start-up businesses; the highly competitive market in which Perot Systems operates; the variability of quarterly operating results; changes in technology; and risks related to international operations. Please refer to the Perot Systems Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. Perot Systems disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

                                      # # #